Exhibit 99.1

Wonder Auto Reports Its Record Fourth Quarter and Full Year 2009 Financial Results

JINZHOU CITY, China, Feb. 11 /PRNewswire-Asia-FirstCall/ — Wonder Auto Technology, Inc. (Nasdaq: WATG) ("Wonder Auto" or the "Company"), a leading supplier of automotive electric parts, suspension products and engine components in China, today announced its financial results for the fourth quarter and full year ended December 31, 2009.

Operational Highlights for Year 2009:

—	Established a foundation for capacity expansion and strategic acquisition through recent financing of approx $70 million;
—	Sales revenue increased 49.5% year-over-year to a record $211.0 million;
—	Gross profit rose 41.0% year-over-year to $51.4 million;
—	Net income attributable to Wonder Auto increased 20.9% year-over-year to $22.9 million;
—	Non-GAAP EPS* was $ 0.86 for the full year 2009, compared with Non-GAAP EPS $0.73 in 2008.

*[Notes]:
	For the year ended	For the year ended
	December 31, 2009	December 31, 2008

GAAP EPS	$0.82	$0.70
Stock-based compensation	$0.04	$0.03
Non-GAAP EPS	$0.86	$0.73

Mr. Zhao, CEO and Chairman of Wonder Auto commented, "Although we have experienced economic downturn, China's auto popularization was still improving. In 2009, Wonder Auto has successfully captured the dramatic development of China's auto market and our sales revenue increased nearly 50% year over year. Our management team is quite optimistic to Wonder Auto's rapid growth in both market share and capitalization in the following years, especially with the recent financing from the stock market last November."

Business outlook
For the first quarter of 2010, sales revenue is expected to be approximately $58.0 million.

Growth drivers
—	China economy growth, as GDP growth rate was 8.7% in 2009
—	The purchasing desire from Chinese car buyers had been activated
—	Stimulus programs from Chinese government for Chinese auto industry,such as purchase tax reduction, cars to the countryside program, subsidy for trade-in cars.

Selected Financial Results for the Full Year Ended December 31, 2009

Sales revenue in 2009 rose to a record high of $211.0 million, which was a 49.5% increase from $141.2 million in 2008. Revenue from alternators and starters increased $27.8 million, and the sales of rod and shaft products contributed $21.2 million and engine valves valve tappets contributed $46.6 million to revenue. The increase was mainly attributable to the growing market demand for our cost effective and high quality products.

In 2009, gross profit increased 41.0% to a record of $51.4 million from a gross profit of $36.4 million in 2008. Gross margin was 24.3% in 2009 compared with 25.8% for the year 2008. The decreased gross margin was due to the changes of product portfolio, when the majority of our products sold for mid- to small-sized engine vehicles. And this category of products has relatively low gross margin.

Operating expenses for 2009 increased $10.4 million, to $23.6 million from $13.3 million of 2008. The increase was primarily due to the new non-cash stock-based compensation, which was $1.2 million, and from the operating expenses of Jinan Worldwide, which was $7.1 million for the year 2009 compared to $1.4 million in the last quarter of 2008.

The increased administrative expenses were primarily due to administrative expenses of the newly acquired subsidiaries, higher expenses on legal, audit, and due diligence work for acquisitions, maintenance fees as a Nasdaq-listed company. In addition, a non-cash stock-based compensation of $1.2 million was incurred from the newly launched stock option plan. The increase of research and development costs is primarily attributable to the research and development of new and existing products, especially for alternative energy vehicle parts. As a percentage of revenue, research and development expenses increased 83.7% year-over-year from $1.6 million, or 1.2% of sales revenue, in 2008, to $3.0 million, or 1.4% of sales revenue, in 2009. Selling expenses increased to $7.8 million compared with $4.1 million in 2008. The increased selling expenses were mainly caused by the newly acquired subsidiaries.

Income before income taxes and non-controlling interests increased $3.5 million, or 15.0%, to $27.1 million in 2009 from $23.5 million in 2008. Income before income taxes and non-controlling interests as a percentage of revenue was 12.8% in 2009.

Net income attributable to Wonder Auto increased $3.9 million, or 20.9%, to $22.9 million in 2009 from $18.9 million in 2008. The Non-GAAP net income increased $4.4 million, or 22.5%, to $24.0 million in 2009 from $19.6 million in 2008. Non-GAAP EPS was $0.86 in 2009, without considering the non-cash stock-based compensation of $1.2 million incurred from the stock option plan.

As of December 31, 2009, Wonder Auto had $82.4 million in cash and cash equivalents and restricted cash of $15.8 million, a current ratio of 1.7-to-1, working capital of $97.8 million, and $20.9 million long-term bank loan. Total Wonder Auto Stockholders' equity increased to $192.7 million. As of December 31, 2009, the value of property, plant and equipment rose to $73.8 million from $69.1 million as of December 31, 2008.

Events overview
On November 2009, Wonder Auto closed a follow-on offering of 6.9 million shares of common stock at a public offering price of $10.75 per share.

On October 30, 2009, Wonder Auto's subsidiaries Jinzhou Wonder Motor Co., Ltd. and Jinzhou Halla Electrical Equipment Co., Ltd. have entered into framework agreements with Jinzhou Wonder Alternative Energy Vehicle Technology Co., Ltd., for the supply of electric motors to Jinzhou AEV for use in its electric and alternative energy vehicles. The Company expects the aggregate value of the agreements to be approximately US$6.13 million.

On September 28, 2009, Wonder Auto's subsidiary Jinzhou Halla entered into a joint development agreement with Shenzhen BYD Auto Company Limited ("Shenzhen BYD") to design and develop alternator prototypes for Shenzhen BYD's F3/F3R sedan models, which have engine sizes between 1.3 liters and 1.5 liters, and were among the top ten best-selling models in China in the first nine months in 2009.

On September 22, 2009, Wonder Auto's subsidiary Jinzhou Wanyou Mechanical Parts Co., Ltd. acquired Friend Birch Limited. By the acquisition, Jinzhou Wanyou expanded its capacity to meet increasing customer demand.

On July 3, 2009, our subsidiary, Jingzhou Halla closed the acquisition of 100% ownership of Yearcity Limited. As a result of our acquisition of Jinan Worldwide, we have become one of the largest engine valves and tappets manufacturers in China.

In April 2009, Mr. Xiaoyu Zhang and Mr. Xianzhang Wang were appointed to be the Company's new independent directors. The Company values the two outstanding experts as tremendous assets for the company as they will be of immense benefit to the company attributable to their background. Mr. Xiaoyu Zhang is the president of the Society of Automotive Engineers of China and the vice president of China Machinery Industry Federation. Mr. Xianzhang Wang is the president of the Insurance Association of China and vice president of China Insurance Academy.

In February 2009, the Company won the bid to supply starters to Dongfeng Automotive Co., Ltd with prototype deliveries for road testing to be commenced in 2009. The expected revenue under this agreement will be approximately $20 million during the period of 2011 to 2015 progressively.

Conference call
The company will host a conference call on Thursday, February 11 at 8:00 a.m. U.S. Eastern Standard time. A question and answer session will follow management's presentation. Mr. Qingjie Zhao (Chairman & CEO), Mr. Ryan Yuan (CFO) and Mr. Patrick Sun (IR Manager) will be the primary speakers for the call.

To participate, please call the following numbers ten minutes before the call start time:

International Toll Free Dial-in Number(s):
Phone number:	+1 8662421388	(United States)
Phone number:	+852 800968831	(Hong Kong)
Phone number:	+86 10 8002640084	(China, China Telecom)
Phone number:	+86 10 8006400084	(China, NetCom Users)
Phone number:	+44 08082347860	(United Kingdom)
Conference ID:	54026566

A live webcast of the conference call will be available on the investor relations page of Wonder Auto's web site at http://www.watg.cn .

About Wonder Auto

Based in Jinzhou City, Liaoning, China, Wonder Auto Technology, Inc., through its Chinese subsidiaries, designs, develops, manufactures and sells automotive electrical parts, suspension products and engine components. Wonder Auto ranked second and third in sales revenue in the Chinese market for automobile alternators and starters in 2008, respectively. Wonder Auto's products are used in a wide range of passenger and commercial automobiles with special focus on the fast-growing small- to medium-engine passenger vehicle market. For more information, please log on http://www.watg.cn .

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected 2009 financial results, our expected financial performance in 2010 and future strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the continued growth of the automobile market, as well as all assumptions, expectations, predictions, intentions or beliefs about our relative strength and about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believe," "expect," "may," "should," "potential," "continue," "anticipate," "future," "intend," "plan," "believe," "is/are likely to," "estimate" or similar expressions. Such information is based upon assumptions and expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions and expectations are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release, except as required under applicable law. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov . All information provided in this press release and in the attachments is as of the date of this press release.

For more information, please contact:

Patrick Sun
Investor Relations Manager
Tel:     +86-10-8478-5339
Cell:    +86-153-1161-1742
Email:  ir@watg.cn

Wonder Auto Technology, Inc.
Consolidated Statements of Income and Comprehensive Income (Loss)
(Stated in US Dollars)

	Year ended December 31,
	2009	2008	2007

Sales revenue	$211,024,016	$141,189,559	$102,083,722
Cost of sales	159,659,681	104,750,150	76,459,944

Gross profit	51,364,335	36,439,409	25,623,778

Operating expenses
Administrative expenses	11,673,683	6,827,200	3,565,332
Stock-based compensation	1,171,935	706,295	—
Research and development expenses	3,026,895	1,647,888	1,135,997
Selling expenses	7,767,770	4,093,413	3,290,689
Unusual charge – make good provision	—	—	18,265,500
	23,640,283	13,274,796	26,257,518

Income/(loss) from operations	27,724,052	23,164,613	(633,740)
Other income	1,177,215	1,359,883	287,322
Government grants	2,754,978	192,882	1,496,547
Net finance costs	(4,577,660)	(2,246,099)	(2,409,021)
Equity in net income of non-consolidated affiliates	—	1,072,788	34,147

Income/(loss) before income taxes and Noncontrolling interests	27,078,585	23,544,067	(1,224,745)
Income taxes	(3,223,881)	(2,174,948)	(1,389,008)

Net income before noncontrolling interests	23,854,704	21,369,119	(2,613,753)
Net income attributable to noncontrolling interests	(996,114)	(2,460,352)	(1,136,694)

Net income/(loss) attributable to Wonder Auto Technology, Inc. common stockholders	$22,858,590	$18,908,767	$(3,750,447)

Net income/(loss) before noncontrolling interests	23,854,704	21,369,119	(2,613,753)
Other comprehensive income
Foreign currency translation adjustments	149,199	4,613,096	3,132,459

Comprehensive income	24,003,903	25,982,215	518,706
Comprehensive income/(loss) attributable to noncontrolling interests	(996,881)	(3,071,210)	(1,299,259)

Comprehensive income/(loss) attributable to Wonder Auto Technology, Inc. common stockholders	$23,007,022	$22,911,005	$(780,553)

Earnings/(loss) per share attributable to Wonder Auto Technology, Inc. common stockholders:
basic	$0.82	$0.70	$(0.16)
diluted	$0.82	N/A	N/A
Weighted average number of shares outstanding: basic	27,829,583	26,959,994	24,140,816
diluted	27,843,009	N/A	N/A

Wonder Auto Technology, Inc.
Consolidated Balance Sheets
(Stated in US Dollars)

	As of December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$82,414,287	$8,159,156
Restricted cash	15,753,748	24,181,645
Trade receivables, net	49,522,583	46,571,619
Bills receivable	21,965,065	8,388,926
Other receivables, prepayments and deposits	14,826,460	16,408,304
Inventories	51,119,562	44,016,192
Amount due from Hony Capital	—	7,637,216
Income tax recoverable	—	289,000
Deferred taxes	1,186,410	1,075,766

Total current assets	236,788,115	156,727,824
Intangible assets	32,907,720	22,062,560
Property, plant and equipment, net	73,770,329	69,131,579
Land use rights	10,618,853	10,391,527
Deposit for acquisition of property, plant and equipment	7,435,563	3,845,774
Deferred taxes	731,575	870,500

TOTAL ASSETS	$362,252,155	$263,029,764

LIABILITIES AND EQUITY

LIABILITIES
Current liabilities
Trade payables	$34,126,534	$21,616,932
Bills payable	29,388,653	31,247,100
Other payables and accrued expenses	14,886,909	20,465,014
Provision for warranty	2,272,322	2,377,620
Income tax payable	892,340	—
Payable to Hony Capital	—	10,187,216
Secured borrowings	57,082,779	44,055,803
Early retirement benefits cost	353,584	419,301

Total current liabilities	139,003,121	130,368,986

Secured borrowings	20,908,721	16,054,478
Deferred revenue - government grants	3,315,762	2,806,777
Early retirement benefits cost	550,397	798,115

TOTAL LIABILITIES	163,778,001	150,028,356

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock: par value $0.0001 per share; authorized 10,000,000 shares in 2009 and 2008; none issued and outstanding	—	—
Common stock: par value $0.0001 per share Authorized 90,000,000 shares in 2009 and 2008; issued and outstanding 33,859,994 in 2009 and 26,959,994 shares in 2008	3,386	2,696
Additional paid-in Capital	137,542,702	71,349,599
Statutory and other Reserves	10,186,701	7,628,541
Accumulated other comprehensive income	9,647,051	8,424,270
Retained earnings	35,270,596	14,654,587

TOTAL WONDER AUTO TECHNOLOGY, INC. STOCKHOLDERS' EQUITY	192,650,436	102,059,693

NONCONTROLLING INTERESTS	5,823,718	10,941,715

TOTAL EQUITY	198,474,154	113,001,408

TOTAL LIABILITIES AND EQUITY	$362,252,155	$263,029,764

Wonder Auto Technology, Inc.
Consolidated Statements of Cash Flows
(Stated in US Dollars)

	Year ended December 31,
	2009	2008	2007
Cash flows from operating activities
Net income/(loss)	$23,854,704	$21,369,119	$(2,613,753)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	5,858,870	3,734,534	2,014,045
Amortization of intangible assets and land use right	687,148	169,641	90,712
Deferred taxes	26,640	(112,140)	(263,993)
Loss/(gain) on disposal of property, plant and equipment	299,018	(129,374)	20,255
Gain on disposal of Man Do Auto Technology Co., Ltd.	—	—	(500)
Loss on disposal of non-consolidated affiliate	—	122,788	—
Provision for doubtful debts	180,718	8,577	2,159
Provision of obsolete inventories	1,018,826	46,917	39,115
Exchange loss/(gain) on translation of monetary assets and liabilities	195,307	(1,242,479)	532,738
Equity in net income of non-consolidated affiliate	—	(1,072,788)	(34,147)
Share-based compensation	1,171,935	706,295	—
Deferred revenue amortized	(260,372)	(59,848)	—
Unusual charge - make good provision	—	—	18,265,500
Changes in operating assets and liabilities:
Trade receivables	(2,959,820)	2,993,828	(10,651,989)
Bills receivable	(13,570,634)	6,251,024	(6,504,351)
Other receivables, prepayments and deposits	4,380,259	(3,948,637)	2,902
Inventories	(7,043,479)	(14,773,890)	2,265,298
Trade payables	12,040,815	(53,217)	2,554,508
Bills payable	(1,846,976)	(956,502)	5,110,761
Amount due from a related company	—	78,516	—
Other payables and accrued expenses	(6,608,069)	(2,644,372)	1,099,131
Provision for warranty	(105,569)	262,316	6,124
Income tax payable	1,151,157	(1,526,913)	235,971
Early retirement benefits cost	(313,139)	(117,834)	—

Net cash flows provided by operating activities	$18,157,339	$9,105,561	$12,170,486

Wonder Auto Technology, Inc.
Consolidated Statements of Cash Flows (Cont'd)
(Stated in US Dollars)

	Year ended December 31,
	2009	2008	2007
Cash flows from investing activities
Payments to acquire intangible assets	$(155,622)	$(1,472,868)	$(1,982)
Payments to acquire land use right	—	(1,856,268)	—
Payments to acquire and for deposit for acquisition of property, plant and equipment	(12,959,259)	(17,308,878)	(8,023,761)
Proceeds from sales of property, plant and equipment	30,592	242,044	25,803
Proceeds from sales of Money Victory Limited	5,950,000	—	—
Advanced to Winning	(8,013,693)	—	—
Net cash paid to acquire Jinzhou Wanyou	(1,705,437)	(293,400)	(14,146,485)
Net cash paid to acquire Friend Birch	(11,728,042)	—	—
Net cash paid to acquire Jinzhou Dongwoo	—	—	(2,420,000)
Cash inflow from disposal of Man Do	—	—	500
Net cash paid to acquire Jinzhou Hanhua	—	(4,040,472)	—
Net cash paid to acquire Jinzhou Karham	—	(703,712)	—
Net cash paid to acquire Money Victory	—	(5,000,000)	—
Net cash paid to acquire Fuxin Huirui	—	(140,990)	—
Net cash paid to acquire Yearcity	(9,936,057)	(6,691,434)	—

Net cash flows used in investing activities	(38,517,518)	(37,265,978)	(24,565,925)

Cash flows from financing activities
Government grants received	769,006	—	—
Decrease/(Increase) in restricted cash	8,418,349	2,293,532	(3,736,383)
Dividend paid to Winning	—	(644,030)	(343,934)
Dividend paid to minority stockholders	(1,320,385)	(1,653,271)	(743,240)
Proceeds from secured borrowings	79,457,451	18,426,341	29,486,379
Repayment of secured borrowings	(61,781,846)	(9,196,570)	(18,161,716)
Net proceeds from issue of shares	68,994,141	—	22,730,461

Net cash flows provided by financing activities	94,536,716	9,226,002	29,231,567

Effect of foreign currency translation on cash and cash equivalents	78,594	990,578	1,063,166

Net increase / (decrease) in cash and cash equivalents	74,255,131	(17,943,837)	17,899,294

Cash and cash equivalents - beginning of year	8,159,156	26,102,993	8,203,699

Cash and cash equivalents - end of year	$82,414,287	$8,159,156	$26,102,993

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$4,418,494	$2,849,664	$1,445,534
Income taxes	$2,023,001	$2,464,548	$1,316,837

Cash investing activities:
Acquisitions
Fair value of assets acquired	$9,823,946	$101,208,984	$3,149,361
Fair value of liabilities assumed	$3,107,514	$86,049,295	$309,044

SOURCE  Wonder Auto Technology, Inc.